Exhibit 99.1
Press release issued May 9, 2003

                     Ross Systems Reports 3rd Quarter Profit

                     Net profit improves 89% over prior year

ATLANTA May 9, 2003 - Ross Systems, Inc. (NASDAQ: ROSS), a leading provider of enterprise software solutions for process manufacturers, today announced a profit of $0.7 million or $0.22 per diluted share for its third fiscal quarter, which ended March 31, 2003. Revenues for the quarter at $11.4 million declined 2% from $11.7 million in the prior year's same quarter and decreased 6% from the sequential quarter. The net profit for the quarter of $0.7 million or $0.22 per diluted share compared to a net profit of $0.4 million or $0.13 per diluted share in the prior year's same quarter. The results were in line with preliminary profit estimates and represent an 89% improvement over the prior year's same quarter.

Revenue for the nine months year to date at $35.0 million increased 1% from the prior years same period. The net profit year to date of $2.8 million or $0.87 per diluted share compared to a net profit of $1.3 million or $0.45 per diluted share in the prior year's same period. "We are extremely pleased with our continued profitability and remain on plan to achieve our annual objectives in profitability, product enhancement and customer service," said J. Patrick Tinley, Ross' Chairman and CEO.

Software license revenue for the nine months year to date at $9.9 million increased 5% from the previous year's same period. Consulting services revenue for the nine months year to date at $8.9 million decreased 4% from the prior year's same period. Maintenance revenue for the nine months year to date at $15.3 million was flat with the prior year's same period. "Maintenance retention rates remain stable, while new implementations are expected to support an improvement in consulting services. This consulting services improvement is driven by a shortened lag time to implement new customers, as well as an increase in upgrades to our latest browser based version of the iRenaissance Suite," said Robert B. Webster, Ross' Executive Vice President Operations.




Net cash of $6.6 million this quarter increased $1.1 million over the prior fiscal year ending balance and $0.6 million from the sequential quarter. The Company has no long-term debt, and deferred revenues this quarter increased to $11.8 million from $11.1 million in the sequential quarter. Accounts receivable, at $13.3 million, increased from $12.3 million in the sequential quarter.

Tinley added, "We remain pleased that despite the general uncertainty in the economy during the quarter we continued to secure new-name customers in license software sales of our integrated iRenaissance Suite. In addition, we see a growing demand from our existing customers on a worldwide basis for our Supply Chain and CRM offerings. Our new customers include Hanson Brick America, Bonset-Winthrop, Tylog, CCS-NEPCO, Bureau Veritas, and Ceramicas La Palom."

The Company continues to build strength in its worldwide distribution network with the addition of chinadotcom corporation as a master distributor for the iRenaissance Suite in Greater China, including China, Taiwan, Hong Kong, as well as the territories of Singapore, Thailand, Korea and Australia/New Zealand. In addition, CDC Software will provide local support for iRenaissance from its regional Support Centers located in Hong Kong and Shanghai. Ross will leverage the CDC Software expertise and its low cost software development center in China to support localization of the product so that it continues to meet local language and statutory requirements in these territories. "This distributor agreement provides independent ratification to our belief that the iRenaissance Suite is not only deep and rich in functionality for manufacturers in process industries but is far superior from a total cost of ownership and return on investment perspective when applied in a worldwide network environment," said Tinley.

About Ross Systems
------------------
Ross Systems, Inc. listed as (NASDAQ:ROSS) since 1991, is a global supplier of enterprise software solutions designed specifically for manufacturers in the food and beverage, life sciences, chemicals, metals and natural products industries. The Company's iRenaissance family is a comprehensive, integrated suite that includes ERP II, SCM (supply chain management), CRM (customer relationship management) and business analytics applications. Implemented by more than 1,000 customers worldwide, iRenaissance enables companies to accelerate the introduction of new products, effectively manage complex manufacturing processes, ensure quality control and regulatory compliance, minimize the risk of product recalls, collaborate effectively with suppliers, and ensure customer satisfaction.

Ross Systems has more than 25 offices around the world to serve its customers. For more information contact (770) 351-9600, (877) 767-7462, info@rossinc.com or visit www.rossinc.com.

STATEMENTS IN THIS ANNOUNCEMENT WHICH EXPRESS THAT THE COMPANY "BELIEVES", "ANTICIPATES", "EXPECTS", "PLANS TO..." OR "SHOULD BEGIN TO..." AS WELL AS OTHER STATEMENTS WHICH ARE NOT HISTORICAL FACT, ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY AS A RESULT OF RISKS AND UNCERTAINTIES, INCLUDING QUARTERLY FLUCTUATION OF SOFTWARE PRODUCT LICENSE REVENUE, WEAKENING OF CUSTOMER DEMAND FOR ENTERPRISE SYSTEMS, THE COMPANY'S MAINTENANCE OF A MINIMAL BACKLOG, THE UNCERTAINTY OF DEMAND FOR NEW PRODUCT OFFERINGS AND OTHER RISKS AND UNCERTAINTIES DESCRIBED IN REPORTS FILED BY THE COMPANY WITH THE SEC, INCLUDING THE ANNUAL REPORT ON FORM 10-K FILED FOR THE YEAR ENDED JUNE 30, 2002, AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERS ENDED SEPTEMBER 30, 2002, DECEMBER 31, 2002 AND MARCH 31, 2003.


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                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                                         Three months ended           Nine months ended
                                                               March 31                     March 31
                                                     -----------------------      -------------------------
                                                         2003          2002           2003          2002
                                                     --------       --------       --------       ---------
Revenues:
     Software product licenses                       $  2,696       $  3,314       $  9,903       $  9,414
     Consulting and other services                      3,194          3,267          8,940          9,315
     Maintenance                                        5,235          4,875         15,323         15,317
      Reimbursable expenses                               295            220            854            596
                                                     --------       --------       --------       --------
           Total revenues                              11,420         11,676         35,020         34,642
                                                     --------       --------       --------       --------
Operating expenses:
      Costs of software product licenses                  449            403          1,316          1,110
     Costs of consulting and maintenance                4,229          4,215         12,784         12,709
     Sales and marketing                                2,864          2,434          8,193          6,630
     Product development net of capitalized and         1,816          2,782          5,363          7,978
           amortized computer  software costs
     General and administrative                         1,016            986          3,420          3,530
     Provision for uncollectible accounts                 197            316            711            862
                                                     --------       --------       --------       --------
           Total operating expenses                    10,571         11,136         31,787         32,819
                                                     --------       --------       --------       --------

Operating earnings                                        849            540          3,233          1,823
Other financial, net                                      (29)           (81)          (152)          (313)
                                                     --------       --------       --------       --------
Earnings before taxes                                     820            459          3,081          1,510
     Income tax expense                                    63             40            217            114
Net earnings                                         $    757       $    419       $  2,864       $  1,396
     Preferred stock dividend                             (38)           (38)          (113)          (113)
                                                     --------       --------       --------       --------

Net profit available to common shareholders          $    719       $    381       $  2,751       $  1,283
                                                     ========       ========       ========       ========
Net earnings  per common share - basic               $   0.27       $   0.15       $   1.05       $   0.49
                                                     ========       ========       ========       ========
Net earnings  per common share - diluted             $   0.22       $   0.13       $   0.87       $   0.45
                                                     ========       ========       ========       ========

Shares used in per share computation - basic            2,638          2,607          2,616          2,596
                                                     ========       ========       ========       ========
Shares used in per share computation - diluted          3,387          3,209          3,292          3,127
                                                     ========       ========       ========       ========

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except share related data)

                                                              March 31,       June 30,
                                                                2003            2002
                                                                ----            ----
ASSETS                                                       (unaudited)
Current assets:
     Cash and cash equivalents                                $  6,587       $  5,438
     Accounts receivable, less allowance                        13,290         12,319
         for doubtful accounts and returns
      Prepaid and other current assets                           1,285          1,282
     Note receivable from related party                           --              850
                                                              --------       --------
              Total current assets                              21,162         19,889

Property and equipment                                           1,524          1,450
Computer software costs                                         13,747         14,036
Other assets                                                     2,200          2,243
                                                              --------       --------
              Total assets                                    $ 38,633       $ 37,618
                                                              ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Current installments of debt                             $  3,798       $  3,967
     Accounts payable                                            2,304          2,682
     Accrued expenses                                            5,205          4,476
     Income taxes payable                                          160             15
     Deferred revenues                                          11,789         12,535
                                                              --------       --------
              Total current liabilities                         23,256         23,675
                                                              --------       --------

Shareholders' equity:
     Preferred stock                                             2,000          2,000
     Common stock                                                   26             26
      Additional paid-in capital                                87,395         87,133
      Treasury stock                                            (1,426)          --
     Accumulated deficit                                       (70,700)       (73,450)
     Accumulated comprehensive deficit                          (1,918)        (1,766)
                                                              --------       --------
         Total shareholders' equity                             15,377         13,943
                                                              --------       --------

              Total liabilities and shareholders' equity      $ 38,633       $ 37,618
                                                              ========       ========

SOURCE Ross Systems, Inc.

CONTACT: Robert B. Webster of Ross Systems, +1-770-351-9600, or
bobwebster@rossinc.com
----------------------

URL: www.rossinc.com
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